Exhibit 99.1

ISOLAGEN ANNOUNCES DEPARTURE OF CHAIRMAN

EXTON, Pa., Nov. 2, 2005 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) announced today that Frank DeLape has resigned as Chairman of the Board and as a member of the Board of Directors and has terminated his employment with the Company effective as of October 27, 2005.

In connection with the resignation of Frank DeLape as Chairman of the Board and member of the Board of Directors of Isolagen, Inc. (“Isolagen”), Isolagen, its subsidiary, Isolagen Technologies, Inc. and Frank DeLape have entered into a Separation and Release Agreement (the “Agreement”), which, upon its effectiveness, will define certain post-termination payments and benefits to which Mr. DeLape will be entitled.

Pursuant to the Agreement, Mr. DeLape agreed, among other things, to (a) resign all positions with Isolagen and its subsidiaries and to terminate his employment with Isolagen,  (b) certain lock-up and standstill restrictions in respect of Isolagen shares he and his affiliates own effective through July 2006, and (c) execute a release for the benefit of Isolagen and its affiliates.  Isolagen agreed, among other things, to pay separation payments in the aggregate amount of $210,000, beginning on Mr. DeLape’s resignation date through March 15, 2006.  Mr. DeLape also will retain existing options to purchase (a) 650,000 shares of common stock of Isolagen, par value $.001 per share (“Isolagen Common Stock”) granted on September 1, 2001, which are fully vested as of his resignation date, have an exercise price of $6.00 per share and will be exercisable for a period of two years following his resignation date (b) 400,000 shares of Isolagen Common Stock granted on February 25, 2003, which are fully vested as of his resignation date, have an exercise price of $4.50 per share and will be exercisable for a period of five years following his resignation date and (c) 150,000 shares of Isolagen Common Stock granted on September 5, 2003, which will be treated  as fully vested as of his resignation date, have an exercise price of $9.81 per share and will be exercisable for a period of three years following his resignation date.  All other unexercised options granted to Mr. DeLape to purchase shares of Isolagen will be cancelled (or deemed null and void ab initio) as of Mr. DeLape’s resignation date.

Mr. DeLape may revoke his release (referred to above) during a period of seven days following the execution of the release pursuant to the Age Discrimination in Employment Act of 1967, as amended.  The Agreement, which will supersede any and all prior agreements between the parties including, without limitation, the Amended and Restated Employment Agreement of June 2005 between the parties, will become effective November 4, 2005 if Mr. DeLape has not revoked his release prior to that day.  Regardless of whether the Agreement becomes effective, Mr. DeLape’s resignations and termination of employment are irrevocable.  His termination resulted from differences over certain terms and the enforceability of the Amended and Restated Employment Agreement of June 2005.

ABOUT ISOLAGEN, INC.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.